EXHIBIT 4.2
REGISTRATION RIGHTS AGREEMENT
JOINDER AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT JOINDER AGREEMENT (this “Agreement”) is entered into, as of [___], by and among Franklin Bank Corp. (the “Company”), and [___] (the “New Holder”).
     WHEREAS, the Company and Ranieri & Co., Inc. (“Ranieri & Co.”) are parties to a Stock Option Agreement, dated as of November 4, 2002 (the “Stock Option Agreement”), pursuant to which the Company granted to Ranieri & Co. an irrevocable, ten-year option (the “Option”) to purchase 570,000 shares of common stock (formerly classified as Class A common Stock), par value $.01 per share, of the Company (the “Option Shares”) at a purchase price of $10,00 per share;
     WHEREAS, pursuant to purchase and repurchase agreements, dated as of January 2, 2003 between, (i) for purchase agreements, Ranieri & Co. and the purchasers listed in ANNEX I hereto (the “New Holders”), and (ii) for repurchase agreements, Lewis S. Ranieri and the New Holders (with the exception of Lewis. S. Ranieri) (collectively, the “Transfer Agreements”), and in accordance with Section 9(f) of the Stock Option Agreement, Ranieri & Co. transferred, on June 10, 2003, a portion of the Option representing 552,900 Option Shares in the aggregate to the New Holders in the amounts set forth in ANNEX I (the New Holder’s amount is hereinafter referred to as the “New Option” and “New Option Shares,” respectively, and collectively, as the “New Securities”);
     WHEREAS, the Company is a party to a Registration Rights Agreement, dated as of November 4, 2002, with Friedman, Billings, Ramsey & Co., Inc. (“FBR”) for the benefit of FBR and purchasers of shares of the Company’s common stock (formerly classified as Class A. common stock) in a 2002 private offering by the Company of 8,000,000 shares of such stock, and their respective direct and indirect transferees (the “Registration Rights Agreement”);
     WHEREAS, the Company is required under the Registration Rights Agreement to file with the Securities and Exchange Commission (“SEC”) a registration statement (the “Shelf Registration Statement”) relating to the resale from time to time by holders thereof of shares of common stock of the Company covered by Registration Rights Agreement that were not registered under and distributed pursuant to the registration statement relating to the Company’s 2003 initial public offering;
     WHEREAS, the Company, having considered the intent of the relevant parties at the time the Stock Option Agreement and the Registration Rights Agreement were entered into, the effect that the inclusion of the Option Shares in the Shelf Registration Statement might have on the trading price of its common stock and on the perception of the Company among its public investors, the contribution that Ranieri & Co. and the New Holders have made to the Company, the additional cost involved in including the Option Shares in the Shelf Registration Statements, and the agreement of Ranieri & Co. and the New Holders not to transfer the Option and the Option Shares except as set forth in this Agreement, has agreed to include the Option Shares in the Shelf Registration Statement and, in connection therewith, to extend to Ranieri &. Co. and the New Holders the benefits of the Registration Rights Agreement (subject to compliance with the terms and conditions thereof) with respect to such shares;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
     1. Registration Rights Agreement Joinder. The parties hereby agree that, with respect to the New Option Shares, upon execution hereof, the New Holder shall be entitled to all the rights and benefits, and be subject to all the covenants, terms, conditions and limitations, of a Holder under (and as defined in) the Registration Rights Agreement, and shall be treated for all purposes as a Holder thereunder, and the New Option Shares shall be treated for all purposes as Registration Shares thereunder; provider, however, that Section 4(a)(iii) of the Registration Rights Agreement shall not apply with respect to the Option Shares.

     2. Transfers. The New Holder hereby agrees that it shall not, without the prior written consent of the Company (and subject to the provisions of the Stock Option Agreement, including without limitation Section 9(f) thereof), sell, transfer, pledge, hypothecate or otherwise dispose of any of the New Securities, except (i) pursuant to the repurchase provisions of the applicable Transfer Agreement, or (ii) in the case of the New Option Shares pursuant to a Registration Statement filed pursuant to the Registration Rights Agreement.
     3. Representations and Warranties. The New Holder hereby confirms that, as of the date of the transfer of the New Securities to such New Holder pursuant to the applicable Transfer Agreement: (i) such New Holder purchased the New Securities for his, her or its own account, for investment only and not with a view to distribution thereof; (ii) the New Holder had access to information regarding the Company and the New Securities of a character similar to that which would be disclosed in a registration statement filed with the SEC, (iii) the New Holder had such knowledge and experience in financial and business matters that he, she or it was capable of evaluating the merits and risks, and he, she or it was able to bear the economic risk, of an investment in the New Securities; and (iv) the New Holder was an employee, officer, director, member, partner, stockholder or other equity interest holder of Ranieri & Co. or its “affiliates” (defined as any person or entity who controls, is controlled by, or is under common control with, Ranieri & Co.).
     4. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FRANKLIN BANK CORP.

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